Exhibit 99.1.
November 1, 2007
Mr. Steven C. Straus
57 E. Laurel Avenue
Lake Forest, IL 60045
Dear Steve:
On behalf of the LCA-Vision Board of Directors, I am pleased to forward this offer of employment with LCA-Vision (LCAV or the Company). Upon receipt of your acceptance, the offer will be formally presented to the LCAV Board of Directors for final consideration.
We anticipate that your first day of employment will be no later than November 1, 2006. Your job title will be Chief Executive Officer (CEO), reporting to the Chairman of the Board and you will be elected by the LCAV Board of Directors to the LCAV Board of Directors.
TERMS OF EMPLOYMENT
All officer compensation actions are reviewed and approved annually by the Compensation Committee of LCAV’s Board of Directors. The Compensation Committee has approved the following terms of your employment.
•	Your base salary will be $350,000 annualized. You will be entitled to annual performance reviews and increases (but not decreases) in your salary from time to time in the discretion of the Board.
•	You will be eligible to participate in the Annual Bonus/Incentive Compensation Plan with a bonus target equal to one hundred percent (100%) of your annual base salary, beginning January 1, 2007. The threshold bonus will be seventy-five percent (75%) of your annual base salary and the maximum bonus will not be less than one hundred twenty-five percent (125%) of your annual base salary. Bonus levels will be determined by the Compensation Committee using LCAV revenue and earnings growth, as well as other strategic and business metrics developed through your personal participation in the Company’s annual budget planning process.
•	You will be eligible to receive awards under LCAV’s 2006 Stock Incentive Plan. You will receive the following grants as of the first day of your employment. One grant will be awarded as Time-Based Restricted Shares having an initial face value of $160,000 and the other grant will be awarded as Performance-Based Restricted Share Awards having a target value of $320,000, as set forth in the forms of agreements to be presented and agreed by you. In each case, the number of Time-Based Restricted Shares and the number of Performance-Based Restricted Shares at target, threshold and maximum are determined based on the fair market value of LCAV stock as of your first day of employment. The Time-Based Restricted Shares awarded as of your date of employment will vest on the third year anniversary of your first day of employment. The Performance-Based Restricted Share awards as of your date of employment will be awarded at threshold (67%), target (100%) and maximum (133%) levels based on Company performance metrics for 2007, to be agreed to by you and the LCAV Board of Directors compensation committee. The shares under the Performance-Based Restricted Share Award will be issued in early 2008 following completion of the performance period and will vest on the third anniversary of your first day of employment. You understand that the compensation committee has not determined the form or timing of any equity incentive awards that may be granted in 2007 and subsequent years. To the extent any such awards are made to senior executives, you will be eligible for additional stock incentive awards at the time such awards are granted to other senior executives in the discretion of the LCAV Board of Directors compensation committee. You will be entitled to dividends on all Time-Based Restricted Shares and all issued Performance-Based Restricted Shares as and when dividends are paid to shareholders of common stock of the Company.
•	The term of your employment is “at will” which means that you or LCAV may end your employment at any time and for any reason. Your employment under this agreement will be for a one year term that will be automatically renewed for successive one year periods on the anniversary of the first day of your employment and each subsequent such anniversary date, unless either the Company or you provides written notice to the other party of the decision not to so renew your employment term which notice is received at least 120 days prior to the anniversary date. In the event that the Company terminates your employment without Cause or you terminate your employment for Good Reason, or your employment terminates upon the expiration of any one-year employment term as a result of a Company notice to you of nonrenewal of the employment term, or your employment terminates due to your death or Disability (each such capitalized term is defined on Attachment A hereto), you will be entitled to the following severance and benefits: (i) continuation of your base salary, payable monthly, for twelve months following termination, (ii) continuation of health, dental and vision benefits for 12 months with premiums charged to you at active employee rates, (iii) in the case of any such termination occurring after the sixth complete month of the fiscal year of termination, a bonus under the Annual Bonus/Incentive Compensation Plan for the year of termination in an amount based on actual performance for the year (provided, all subjective individual performance measures will be deemed satisfied), pro-rated for the fraction of the year during which you were employed, and payable when annual bonuses are paid to other senior executives, (iv) all of your Time-Based Restricted Shares will vest in full and all of your Performance-Based Restricted Shares will vest pro rata (and treated as having been earned at a target level of performance if the performance period is not then completed) based on the ratio of the number of days employed from the date of grant to the number of days constituting the vesting period, and (iv) the following amounts and benefits (“Accrued Obligations”): (a) your accrued and unpaid base salary and accrued and unused vacation through the date of termination, payable by the next payroll ending date after such termination, (b) your unreimbursed business expenses incurred through the date of termination and payable in accordance with such policies and procedures as are applicable to senior executives of the Company, (c) any unpaid annual bonus earned for the prior fiscal year, payable when annual bonuses are paid to other senior executives, and (d) all accrued, vested and unpaid benefits under all employee benefit plans in which you are a participant immediately prior to your termination, payable in accordance with the terms of such plans. You will not be obligated to mitigate your severance and other benefits, and no amounts payable to you hereunder will be reduced as a result of subsequent employment or self-employment, except that your health benefits continuation as provided at clause (ii) above will be reduced by any comparable coverage from a subsequent employer. In the event of a Change in Control (as defined under the LTI Plan) all of your Time-Based Restricted Shares will vest in full and all of your Performance-Based Restricted Shares will be treated as earned at target (if the performance period is not then completed) and will vest in full. Such payments shall be subject to Attachment B hereto.
BENEFITS
•	LCAV provides an inclusive benefits program, including Medical/Dental coverage, which is purposely consistent for all employees. (One exception provides four (4) Weeks of Vacation for the CEO position.) A summary of key benefit provisions is attached. LCAV will also assist you with reasonable relocation costs associated with your move from Illinois to Ohio. LCAV expects that you will obtain permanent housing in Cincinnati no later than September 1, 2007. (Should a voluntary resignation occur prior to your completion of two years of employment, repayment of expenses would be expected on the basis outlined in the Relocation Package Summary in Attachment C hereto.)
•	Incentive Investment Plan: You will also be eligible to contribute to the 401(k) plan. Employee contributions are allowable from 1% to 15% of salary. At its discretion, LCAV may provide a 10% match up to $1000 per year.
CONDITIONS OF EMPLOYMENT
•	Background Screen: Your employment is contingent upon the completion of a background screen that is being conducted by the Mintz Group or on behalf of LCAV.
•	Outside Activities: You are permitted to participate in charitable, civic, educational, professional, community or industry affairs and, upon approval by the LCAV Board of Directors, outside boards of directors.
•	Employment Physical/Drug Screening: Your employment will be contingent upon your timely scheduling, completion and successful outcome of a standard physical examination, including a drug screening test whereby a negative result is received.
•	Authorization to Work: In order to comply with Federal Regulations relative to authorization to work in the United States (Immigration Reform Act 1986), you will be required to present certain documents on your first day of employment to the Human Resources Department.
•	Confidentiality/Inventions/Non-Compete & Non-Solicitation Agreement: In accepting a position of trust, the maintenance of confidentiality is expected. Therefore, you will be required to sign a Company Confidentiality, Inventions and Noncompetition Agreement, in the form attached as Attachment D hereto.
•	Professional Expenses: LCAV will reimburse you for reasonable legal fees and costs incurred in developing and executing all necessary documents related to your employment, together with a gross-up for any taxes incurred by you solely as a result of such payment.
•	Miscellaneous:
The Company will indemnify you for all acts and omissions occurring during your employment and service as a member of the Board to the same extent provided to other Board members and senior officers of the Company under its charter, by-laws and applicable law. During your employment and service as a member of the Board, and thereafter, the Company will insure you under the policy of directors and officers liability insurance in effect from time to time for other Board members and senior officers.
In the event of any inconsistency between this agreement (including the attachments hereto) and any other plan, program, practice or agreement, this agreement (and attachments) will control.

This agreement will inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation or other entity, all as though such successors and assigns of the Company and their respective successors and assigns were the Company, and this agreement shall inure to the benefit of and be binding upon your heirs, assigns or designees to the extent of any payments due to them hereunder. If you die prior to receiving all of the amounts payable to you in accordance with the terms and conditions of this agreement, such amounts will be paid to the beneficiary designated by you in writing to the Company during your lifetime (which you may change from time to time) or, if no such beneficiary is designated, to your estate. Such payments shall be made in a lump sum to the extent so payable to you and, to the extent not so payable in a lump sum, in accordance with the terms of this letter agreement.
Steve, we are confident that you will make a significant contribution to LCAV. We are strongly committed to our employees and are also confident that your acceptance of employment will provide you with an excellent opportunity to enhance your professional and personal goals. Please indicate your written acceptance by signing this letter and associated attachments and returning to my attention. Upon receipt, the letter will be presented to the LCAV Board of Directors for final consideration.
We look forward to working with you at LCAV!

Sincerely,	Accepted by:	Date:

/S/ E. Anthony Woods

	/S/ Steven C. Straus	November 1, 2006

E. Anthony Woods Chairman LCA-Vision	Steven C. Straus
Enclosures:
•	Summary of Relocation Package
•	Summary of Key Benefits

ATTACHMENT A
DEFINITIONS
     “Cause” shall mean that you (i) have been convicted of (or plead guilty or nolo contendere to) a felony involving theft or moral turpitude, or (ii) have willfully and continually failed to perform substantially your duties with LCAV or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties. No act or failure to act on your part shall be considered “willful” if it is done, or omitted to be done, by you in good faith or with a reasonable belief that your action or omission was in the best interest of the Company.
     “Good Reason” means the occurrence, without your prior written consent, of: (i) a material reduction of your title, authorities, duties, or responsibilities (including reporting responsibilities) as the chief executive officer of the Company, (ii) the Company requiring you to be based at a location in excess of thirty-five (35) miles from the Company’s headquarters in Cincinnati, (iii) a reduction of your base salary amount or target bonus percentage as in effect from time to time, (iv) a material breach of this agreement by the Company that is not cured within 30 days after written notice by you of such breach, (v) removal from or failure to elect or reelect you as a member of the Board of Directors, or (vi) the failure of the Company to obtain a satisfactory agreement from any successor of the Company to assume and agree to perform the Company’s obligations under this letter agreement and deliver a copy thereof to you.
     “Disability” means a mental or physical illness or impairment of sufficient duration that you have commenced to receive payments under the Company’s long-term disability plan in which you are participating or, if such plan is ever terminated, as provided under the terms of such plan as if it had not been terminated.

ATTACHMENT B
PARACHUTE TAX
     Notwithstanding anything in this agreement to the contrary, if any of the payment or payments or other benefit to you (prior to any reduction below) provided for in this agreement, together with any other payment or payments or other benefit which you have the right to receive from the Company or any corporation which is a member of an “affiliated group” as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (“Code”), without regard to Section 1504(b) of the Code, of which the Company is a member (the “Payments”) would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the Safe Harbor Amount (defined below) is greater than the Taxed Amount (defined below), then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code (“Excise Tax”). The “Taxed Amount” is the total amount of the Payments (prior to any reduction, above) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all of which shall be computed at the highest applicable marginal rate). If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order unless the you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payments occurs): (i) reduction of cash payments; then (ii) cancellation of accelerated vesting of stock or stock option awards; and then (iii) reduction of your benefits. In the event that acceleration of vesting of stock or stock option award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

ATTACHMENT C
LCA-VISION
RELOCATION PACKAGE SUMMARY
     To assist with your pending relocation from Lake Forest, Illinois to Cincinnati, Ohio, LCA-Vision (LCAV) will provide the following assistance:
1.	You will receive a one-time relocation allowance of $12,500 (less applicable withholding taxes), payable one-half (1/2) at the start of employment and the balance on February 15, 2007.
2.	LCAV will arrange for packing, transport and delivery and unpacking of your household goods by a national freight carrier selected by you and reasonably acceptable to LCAV. These services will be direct-billed to LCAV.
3.	LCAV will arrange and cover 100% of reasonable costs for temporary housing for up to 300 days from your start date.
     4. You will be reimbursed for two (2) house-hunting trips to Cincinnati, Ohio.
5.	LCAV will reimburse you reasonable and customary real estate closing costs for the sale of your home in Lake Forest, Illinois (including, realtor’s commission), excluding seller paid points, prorated taxes, prorated interest and seller’s allowances.
6.	LCAV will reimburse you for normal closing costs for the purchase of your Cincinnati, Ohio residence, with a maximum of 1% for a loan origination fee and excluding discount points, prepaids and homeowner association fees. This reimbursement will be grossed up for tax purposes.
The above amounts will be grossed up for tax purposes to the extent taxable to you. No other move-related expenses will be reimbursed or paid directly by LCAV. All accommodations must be arranged through LCAV.

Should you voluntarily resign your position with LCAV within one (1) year of your start date, you will be required to reimburse LCAV for all relocation-related expenses that LCAV has covered (as described in paragraphs 1-6 above). Should you voluntarily resign within two (2) years of your start date, you will be expected to reimburse LCAV for such expenses based on a prorated formula.

Reviewed & Accepted:

	Steven C. Straus	(Date)

ATTACHMENT D
CONFIDENTIALITY, INVENTIONS AND NONCOMPETITION AGREEMENT
     In consideration of, and as a condition of, my employment or continued employment, as the case may be, by LCA-VISION INC. or any of its subsidiaries, affiliates, successors or assigns (together, the “Company”) and the compensation paid to me by the Company from time to time, I represent, warrant and agree as follows:
1.	I recognize that the Company is engaged in a continuous program of research, development, production and marketing respecting its business, present and future, and that;
a.	As part of my employment by the Company, I am (or may be) expected to make new contributions and inventions of value to the Company; and
b.	My employment creates a relationship of confidence and trust between me and the Company with respect to any information applicable to the business of the Company which may be made known to me by the Company or learned by me during the period of my employment; and
c.	The Company possesses and will continue to possess information that has been created, discovered, developed or otherwise become known to the Company (including, without limitation, information created, discovered, developed, or made known by me during the period of or arising within the scope of my employment by the Company) and which has commercial value in the business in which the Company is engaged and is considered by the Company to be confidential. All such information is hereinafter called “Proprietary Information”. By way of illustration, but not limitation, Proprietary Information includes processes, formulas, data, programs, know-how, trade secrets, patient records, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, business plans, market share, legal agreements, methods of doing business, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs, and customer and supplier lists.
d.	As used in this Agreement, the period of my employment includes any time in which I may be retained by the Company as a consultant. In all circumstances herein all references to Proprietary Information refers only to information obtained by me within the scope of my employment.
2.	I agree that I will promptly disclose to the Company (or any persons designated by it) all discoveries, developments, designs, improvements, inventions, formulas, processes, techniques, know-how, trade secrets and data, whether or not patentable or registerable under copyright or similar statues, made or conceived or reduced to practice during the period of and within the scope of my employment that are related to or useful in the current business of the Company or may reasonably be expected to be related to or useful in the business of the Company going forward, or result from or are conceived during the performance tasks assigned me by the Company or result from use of property, equipment, or premises owned, leased or contracted for by the Company. All such discoveries, developments, designs, improvements, inventions, formulas, processes, techniques, know-how, trade secrets and data are hereinafter referred to as “Inventions”.

3.	I agree that all Proprietary Information and all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. At all times, both during my employment by the Company and after its termination, I will keep in strictest confidence and trust all Proprietary Information and I will not use or disclose any Proprietary Information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company. I further agree as to all Inventions to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights, and other rights and protections relating to said Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents, copyrights and other rights and protections on and enforcing such inventions, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents, copyrights and other rights and protections relating to Inventions in any way and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for time actually spent by me at the Company’s request for such assistance. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact to act for and in my behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or similar protections thereon with the same legal force and effect as if executed by me.
4.	I agree to deliver or return to the Company at the Company’s request at any time or upon termination or expiration of employment or as soon thereafter as possible, all documents, computer equipment, computer tapes and disks, records, lists, drawings, notes and written information (and all copies thereof) furnished by the Company prepared by me in the course of my employment, or that contain proprietary information, except that I may retain my rolodex (or electronic PDA address book).
5.	I agree, during the term of my employment with the Company and for a period of one (1) year after the termination of employment with the Company, that:
a.	I will not, in the United States or in any foreign country in which the Company is then marketing its products or services, directly or indirectly, engage in, or own or control any interest in (except as a passive investor in publicly held companies) or act as an officer, director or employee of, or consultant or advisor to, any firm, corporation or institution directly or indirectly in competition with the Company, including the provision of services which the Company is engaged in as of the date hereby or which the Company or its subsidiaries or affiliates was engaged in developing at the time my employment terminates (including but not limited to providing laser vision correction services) (“competing organization”), and for such purposes (i) “indirectly” (as used in the second line of this subsection a.) shall only mean that employees under my direction and control directly provide services to a competing organization and (ii) “competing organization” shall be limited to that portion of any organization that is engaged in competitive activities and shall exclude the remaining portion of such organization.
b.	I will not directly or indirectly, recruit, induce, solicit, encourage or influence (or seek to solicit, induce, recruit, encourage or influence) or hire any current employee of the Company (other than through general advertising) or otherwise induce such employee to leave the employment of the Company to become an employee of or otherwise be associated with me or any company or business with which I am or may become associated;
c.	I will not induce or attempt to induce any healthcare facility or provider of health care services (including but not limited to a managed care company) to terminate or alter their relationship with the Company; and

d.	I will not directly or indirectly, induce or solicit any of the Company’s patients, regardless of their location, to obtain professional medical services from any business, corporation, partnership or entity other than the Company’s or from any person who is not an employee or affiliate of the Company, and for such purpose, “indirectly” shall only mean that employees under my direction and control directly provide services constituting such inducement or solicitation.
6.	I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
7.	I hereby represent and warrant that I am currently not bound by a non compete or other restrictive covenant with any previous employers and that to the extent the Company or any of their affiliates or subsidiaries is named or otherwise implicated in a complaint, lawsuit or similar action in connection with my prior employment, I shall fully indemnify the Company and any of their affiliates or subsidiaries in connection therewith (including all costs in connection therewith).
8.	I represent, as part of the consideration for the offer of employment extended to me by the Company and of my employment or continued employment by the Company, that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless I have obtained express written authorization from the former employer for their possession and use. I also understand that, in my employment with the Company, I am not to breach any obligation of confidentiality that I have to former employers, and I agree that I shall fulfill all such obligations during my employment with the Company.
9.	If any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby and the provision found invalid, illegal or otherwise unenforceable shall be considered to be amended as to scope of protection, time or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court, and as so amended shall be enforced.
10.	This Agreement constitutes the entire agreement and understanding between the Company and me concerning the subject matter hereof. No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by a duly authorized officer of the Company. Failure of the Company to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants and conditions.
11.	I acknowledge that money damages alone will not adequately compensate the Company concerning the subject matter hereof. No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by a duly authorized officer of the company. Failure of the Company to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants and conditions.
12.	This agreement shall be binding upon me irrespective of the duration of my employment by the Company, the reasons for the termination of my employment by the Company, or the amount of my salary or wages. My obligations under this Agreement shall survive the termination of my employment by the Company irrespective of the reasons for such termination and shall not in any way be modified, altered or otherwise affected by such termination.
13.	This Agreement shall be binding upon my heirs, executors, assigns, administrators and me and shall inure to the benefit of the Company and its successors and assigns.

     I ACKNOWLEDGE THAT, BEFORE PLACING MY SIGNATURE HEREUNDER, I HAVE READ ALL OF THE PROVISIONS OF THIS CONFIDENTIALITY, INVENTIONS AND NON COMPETITION AGREEMENT, AND HAVE THIS DAY RECEIVED A COPY THEREOF.
     Executed as a sealed instrument under, and to be governed by, construed and enforced in accordance with, the laws of the State of Ohio.

Date:	By:

Accepted and Agreed:

By:

Title: